                                          Free Writing Prospectus
                                          Filed Pursuant to Rule 433
                                          Registration Statement No.: 333-125593

** MSC 2006-TOP21 ** $1.4Bn Fixed Rate CMBS Co-Lead Bookrunning Managers: Morgan
Stanley, Bear Stearns Rating Agencies: Moody's, S&P

Collateral:

-  Loan Sellers: Bear Stearns (44.7%), Morgan Stanley (24.5%) Wells Fargo
   (19.2%), Principal (11.5%)

-  121 loans / 177 properties

-  56.8% LTV / 51.5% Balloon LTV

-  2.11x DSCR / 2.01x DSCR after IO

-  CA 15.4%, IL 13.6%, NJ 11.1%, TX 10.1%, WA 8.1%, NY 7.2%, FL 5.3%

-  Retail 49.2%, Office 25.1%, Hotel 13.1%, MF 8.1%

-  36.8% Investment Grade Loans

CL      SIZE($MM)     Moody's/S&P     C/E       A/L       PRIN WIN
A1        84.0          Aaa/AAA     27.000%     3.39        1-54
A2       251.3          Aaa/AAA     27.000%     4.76       54-60
A3        94.0          Aaa/AAA     27.000%     6.75       81-83
AAB       75.0          Aaa/AAA     27.000%     6.67       60-107
A4       500.2          Aaa/AAA     27.000%     9.65      107-118
AM       137.6          Aaa/AAA     17.000%     9.83      118-119
AJ        92.9          Aaa/AAA     10.250%     9.87      119-119
*B        25.8          Aa2/AA       8.375%     9.91      119-120
*C        15.5          Aa3/AA-      7.250%     9.95      120-120
*D        20.6           A2/A        5.750%     9.95      120-120
*E        10.3           A3/A-       5.000%     9.95      120-120
*F        13.8         Baa1/BBB+     4.000%     9.95      120-120
*G        10.3         Baa2/BBB      3.250%     9.95      120-120
*H        12.0         Baa3/BBB-     2.375%    12.12      120-175
*X     1,376.0**        Aaa/AAA

* Subject to rule 144A
** Notional Amount

Expected Timing:

-  Termsheet & Annex A:   Today

-  Electronic Reds:       Today

-  Hardcopy Reds:         Wednesday, January 11

-  Launch & Price:        Week of January 16

-  Settlement:            Monday, January 30

Roadshow Schedule:

-  New York 1-on-1s:      Wed - Fri January 11-13

-  Hartford Breakfast     Tuesday, January 17 (TBD)

-  Boston Lunch:          Tuesday, January 17 (Bear office)

-  Minneapolis Breakfast: Wednesday, January 18 (TBD)

-  Chicago Lunch:         Wednesday, January 18 (Morgan office)

**Call the desk to schedule Meetings & Conf Calls**

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.
Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

IMPORTANT INFORMATION AND IRS CIRCULAR 230 NOTICE

This material has been prepared for information purposes to support the promotion or marketing of the transaction or matters addressed herein. This is not a research report and was not prepared by the Morgan Stanley research
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and it cannot be used by any taxpayer, for the purpose of avoiding penalties
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